As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Brocade Communications Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	77-0409517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, California 95110
(Address, including zip code of Registrant’s principal executive offices)

Foundry Networks, Inc. 1996 Stock Plan
Foundry Networks, Inc. 1999 Directors’ Stock Option Plan
Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan
Foundry Networks, Inc. 2006 Stock Incentive Plan
(Full title of the plan)

Tyler Wall, Esq.
Vice President, General Counsel
and Secretary
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, California 95110
(408) 333-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nancy H. Wojtas, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee (2)
Common Stock $0.001 par value per share	67,597,174 (3)	$2.70 - 3.61	$231,095,622.60	$9,082.06
Registration Fee Offset (4)				$17,139.39
Total				$0.00

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price (a) for outstanding options are based upon the weighted average exercise price of these outstanding options granted pursuant to the plans of Foundry Networks, Inc. assumed by the Registrant and (b) for restricted stock units are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Global Select Market on December 22, 2008.

(3)	Represents Registrant’s shares of Common Stock issuable under stock options granted under the Foundry Networks, Inc. plans listed below, as amended, and assumed by the Registrant on December 18, 2008 pursuant to an Agreement and Plan of Merger among the Registrant, Falcon Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant, and Foundry Networks, Inc.

(4)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee is offset by registration fees previously paid by Foundry Networks, Inc., which is now a wholly owned subsidiary of the Registrant, with respect to unsold shares of Common Stock registered under the following registration statements on Form S-8, which Foundry Networks, Inc. will deregister by post-effective amendment:

					Maximum
					Offering	Proposed	Amount of
				Number of	Price per	Maximum	Registration
			Total	Shares	Share Paid	Aggregate	Fee Paid for
Registration			Shares	Carried	on Shares	Offering Price	Shares
Statement	Registration		Originally	Over	Carried	for Shares	Carried
Filed	Statement	Plans Under Which Shares Registered	Registered	(A)	Over	Carried Over	Over

04/27/2005	333-124382	Foundry Networks, Inc. 1996 Stock Plan	10,000,000	10,000,000	$8.65	$86,500,000.00	$10,175.17

09/10/2004	333-118905	Foundry Networks, Inc. 1996 Stock Plan	10,000,000	1,638,587	$15.76	$25,824,131.12	$3,271.93

07/22/2002	333-96889	Foundry Networks, Inc. 1999	2,000,000	1,415,118	$7.05	$9,976,581.90	$917.84
		Directors’ Stock Option Plan

07/22/2002	333-96889	Foundry Networks, Inc. 2000	1,776,620	756,896	$7.05	$5,336,116.80	$490.92
		Non-Executive Stock Option Plan

06/14/2007	333-143766	Foundry Networks, Inc. 2006	26,000,000	4,600,021	$16.17	$74,382,339.57	$2,283.53
		Stock Incentive Plan

Total			49,776,620	18,410,622		$202,019,169.39	$17,139.39

(A)	Set forth for purposes of calculating the registration fee offset only. Does not give effect to the conversion ratio of shares of Common Stock of Foundry Networks, Inc. to shares of Common Stock of the Registrant.
          The chart below details the calculation of the registration fee:

	Number of	Offering Price
Title of Securities to be Registered (1)	Shares	Per Share	Aggregate Offering Price

Common Stock, par value $0.001 per share, issuable pursuant to the assumption of outstanding options under the Foundry Networks, Inc. 1996 Stock Plan	33,480,376	$3.61	$120,768,134.20

Common Stock, par value $0.001 per share, issuable pursuant to restricted stock units granted in substitution of outstanding options originally granted under the Foundry Networks, Inc. 1996 Stock Plan	5,231,728	$3.20	$16,741,529.60

Common Stock, par value $0.001 per share, issuable pursuant to the assumption of outstanding options under the Foundry Networks, Inc. 1999 Directors’ Stock Option Plan	767,785	$2.70	$2,073,019.50

Common Stock, par value $0.001 per share, issuable pursuant to restricted stock units granted in substitution of outstanding options originally granted under Foundry Networks, Inc. 1999 Directors’ Stock Option Plan	965,315	$3.20	$3,089,008.00

Common Stock, par value $0.001 per share, issuable pursuant to the assumption of outstanding options under the Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan	3,536,337	$2.85	$10,087,812.62

Common Stock, par value $0.001 per share, issuable pursuant to restricted stock units granted in substitution of outstanding options originally granted under the Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan	70,446	$3.20	$225,427.20

Common Stock, par value $0.001 per share, issuable pursuant to the assumption of outstanding options under the Foundry Networks, Inc. 2006 Stock Incentive Plan	22,441,129	$3.32	$74,577,705.88

Common Stock, par value $0.001 per share, issuable pursuant to the assumption of outstanding restricted stock units under the Foundry Networks, Inc. 2006 Stock Incentive Plan	1,104,058	$3.20	$3,532,985.60

Proposed Maximum Offering Price			$231,095,622.60

Registration Fee			$9,082.06

Registration Fee Offset			$17,139.39

Total Fee Required			$0.00

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 25, 2008 filed with the Commission on December 15, 2008;
     (b) The Registrant’s Current Report on Form 8-K, filed with the Commission on November 12, 2008 (except Item 2.02 and Item 9.01 as it relates to Item 2.02);
     (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated March 19, 1999, and any further amendment or report filed hereafter for the purpose of updating such description; and
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.
     For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”
     The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the

Registrant or any predecessor of the Registrant or serves or served at any other enterprise as a director, officer, or employee at the request of the Registrant or any predecessor to the Registrant. The Amended and Restated Certificate of Incorporation also provides that no amendment or repeal of any provision of Article XI of the Amended and Restated Certificate of Incorporation shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.
     The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.
     The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1 (1)	Foundry Networks, Inc. 1996 Stock Plan

99.2 (2)	Foundry Networks, Inc. 1999 Directors’ Stock Option Plan

99.3 (3)	Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan

99.4 (4)	Foundry Networks, Inc. 2006 Stock Incentive Plan

(1)	Copy of original 1996 Stock Plan and related form of Stock Option Agreement incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Registration Statement on Form S-1 (Commission File No. 333-82577). Copy of 1996 Stock Plan reflecting the amendments approved at the Foundry Networks, Inc. 2000 Annual Meeting of Stockholders incorporated by reference to Foundry Networks, Inc.’s Definitive Proxy Statement for such meeting (Commission File No. 000-26689). Copy of 1996 Stock Plan reflecting the amendments for approval at the Foundry Networks, Inc. 2002 Annual Meeting of Stockholders incorporated by reference to Foundry Networks, Inc.’s Definitive Proxy Statement for such meeting (Commission File No. 000-26689).

(2)	Incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Form 10-K on June 14, 2007 (Commission File No. 000-26689).

(3)	Incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Registration Statement on Form S-8 filed on October 25, 2000 (Commission File No. 333-48560).

(4)	Copy of 2006 Stock Incentive Plan approved at the 2006 Annual Meeting of Stockholders incorporated by reference to the exhibits filed with Foundry Networks, Inc.’s Form 8-K on June 22, 2006 (Commission File No. 000-26689).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on December 19, 2008.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer and Vice President, Finance

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Klayko and Richard Deranleau, and each of them, his or her attorneys-in fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael Klayko Michael Klayko	Chief Executive Officer (Principal Executive Officer and Director)	December 5, 2008
/s/ Richard Deranleau Richard Deranleau	Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)	December 19, 2008
/s/ David L. House David L. House	Chairman of the Board of Directors	December 5, 2008
/s/ L. William Krause L. William Krause	Director	December 5, 2008
/s/ Glenn Jones Glenn Jones	Director	December 5, 2008
/s/ Sanjay Vaswani Sanjay Vaswani	Director	December 5, 2008
Renato A. DiPentima	Director
/s/ John W. Gerdelman John W. Gerdelman	Director	December 5, 2008

EXHIBIT INDEX

Exhibit
Number	Document Description
5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1 (1)	Foundry Networks, Inc. 1996 Stock Plan

99.2 (2)	Foundry Networks, Inc. 1999 Directors’ Stock Option Plan

99.3 (3)	Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan

99.4 (4)	Foundry Networks, Inc. 2006 Stock Incentive Plan

(1)	Copy of original 1996 Stock Plan and related form of Stock Option Agreement incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Registration Statement on Form S-1 (Commission File No. 333-82577). Copy of 1996 Stock Plan reflecting the amendments approved at the Foundry Networks, Inc. 2000 Annual Meeting of Stockholders incorporated by reference to Foundry Networks, Inc.’s Definitive Proxy Statement for such meeting (Commission File No. 000-26689). Copy of 1996 Stock Plan reflecting the amendments for approval at the Foundry Networks, Inc. 2002 Annual Meeting of Stockholders incorporated by reference to Foundry Networks, Inc.’s Definitive Proxy Statement for such meeting (Commission File No. 000-26689).

(2)	Incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Form 10-K on June 14, 2007 (Commission File No. 000-26689).

(3)	Incorporated herein by reference to the exhibit filed with Foundry Networks, Inc.’s Registration Statement on Form S-8 filed on October 25, 2000 (Commission File No. 333-48560).

(4)	Copy of 2006 Stock Incentive Plan approved at the 2006 Annual Meeting of Stockholders incorporated by reference to the exhibits filed with Foundry Networks, Inc.’s Form 8-K on June 22, 2006 (Commission File No. 000-26689).